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Exhibit 10.19

IN FOCUS SYSTEMS, INC.
2000 EXECUTIVE BONUS PLAN—SENIOR VICE PRESIDENT

POLICY:	It is In Focus Systems' policy to provide Corporate Senior Vice Presidents the opportunity for increased compensation based upon In Focus Systems' overall achievement of Corporate profit goals.
GUIDELINES:	1.	Adoption of Plan
This Senior Vice President Bonus Plan (the "Plan") was adopted by the Board of Directors of In Focus Systems, Inc. (the "Company") effective January 21, 2000.
	2.	Purpose of Plan and Effective Date
The purpose of the Plan is to establish the terms and conditions under which the Company will pay Senior Vice President bonuses for the calendar year beginning January 1, 2000, and ending December 31, 2000.
Unless the Board of Directors specifically provides otherwise, all Senior Vice President bonuses will be awarded solely in accordance with this Plan.
	3.	Eligibility
Eligibility is limited to the Senior Vice President of the Company.
Eligible Senior Vice Presidents must be in active pay status for an entire quarter to be paid profit sharing for that quarter.
In the event that a Senior Vice President is with the Company for less than one year, a pro-rated bonus will be calculated based on number of months employed. No annual bonus will be paid if a Senior Vice President joins the Company after October 1, 2000. Senior Vice Presidents must be actively employed on the last day of the year to be eligible for any annual bonus amount.
	4.	Plan Components
(a) Profit Sharing
The first component of the bonus plan shall be the payment of the profit sharing, paid quarterly. The percentage to be paid (multiplied by the Senior Vice President's quarterly salary) shall be at the same rate as calculated for other employees in accordance with the currently approved In Focus Systems Profit Sharing Program. The payment to be made to the Vice Presidents shall not reduce the amount to be paid to other employees, i.e., shall not come from the profit-sharing pool calculated for other employees.
(b) Annual Bonus
The second component of the bonus plan shall be an annual bonus paid at year end based on the Company's 2000 financial performance (Profit Before Tax). This payout shall be calculated as follows:
• The targeted bonus shall be 35 percent and shall be calculated using the following formula:
Bonus = (P) (35%)
where:

1

		—	P = Corporate PBT performance (vs. Operating Plan) calculated by dividing actual 2000 Profit Before Tax (PBT) plus income/loss from joint venture activity by Operating Plan PBT plus planned income/loss from joint venture activity.
	•	Other limitations/constraints regarding calculation of the bonus are as follows:
		—	Profit Component of Bonus = 0 if P is less than .75
		—	Payment for company performance exceeding 500% of PBT target will require special Board approval.
		—	An accelerator shall apply to above plan performance starting at 110% of plan. For every percent above 110%, 1.5% shall be multiplied by the Target Bonus Percentage (see attachment for examples).
5.	Payment of Senior Vice President Bonus
Payment of the Senior Vice President Bonus Plan will be based on audited year-end results, and will be distributed within 30 days after the audit has been completed.
6.	Discretion of the Board of Directors
Nothing in this Plan shall prohibit the Board of Directors from awarding a bonus to one or more Senior Vice Presidents in addition to the Senior Vice President Bonus awarded pursuant to this Plan.
The Board of Directors reserves the right to modify, change or rescind this policy at any time at its sole discretion as is required to meet the Company's objectives.
Any annual bonus greater than $100,000 will require approval of the Corporate Compensation Committee.

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IN FOCUS SYSTEMS, INC. 2000 EXECUTIVE BONUS PLAN—SENIOR VICE PRESIDENT